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                                                                  EXHIBIT 3.1.1



                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                    VOICESTREAM WIRELESS HOLDING COPRORATION


         Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the following Certificate of Amendment of Restated Certificate of Incorporation is submitted for filing:

         The name of the Corporation is VoiceStream Wireless Holding Corporation (the "Corporation").

         Section 5.1 of Article V of the Restated Certificate of Incorporation is amended to read as follows:

                  5.1 Authorized Shares. The total number of shares of stock that the corporation shall have authority to issue is One Billion One Hundred Million (1,100,000,000), which shall consist of One Billion (1,000,000,000) shares of Common Stock, $0.001 par value per share ("Common Stock"), and One Hundred Million (100,000,000) shares of Preferred Stock, $0.001 par value per share ("Preferred Stock");

         This Certificate of Amendment of Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

         This Certificate of Amendment of Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the Sate of Delaware.

         IN WITNESS WHEREOF, Alan R. Bender, Executive Vice President of VOICESTREAM WIRELESS HOLDING CORPORATION has signed this Certificate of Amendment of Restated Certificate of Incorporation on December ___, 1999.




                                 VOICESTREAM WIRELESS HOLDING CORPORATION

                                 By
                                    -------------------------------------------
                                    Alan R. Bender, Executive Vice President